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                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

               On behalf of The Lincoln National Life Insurance Company, I do hereby adopt the attached Code of Ethics to be effective May 1, 1981, as required by Rule 17 j-1 of the Investment Company Act of 1940 as amended. This Code of Ethics may be amended from time to time.





                                    Ian M. Rolland
                                    Chief Executive officer and
                                    Chairman of the Board

  April______, 1981
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                                Code of Ethics
                Lincoln National Variable Annuity Funds A and B
                    Lincoln National Life Insurance Company

Section 1 - Purpose

     This Code of Ethics is adopted to prescribe standards and procedures which are designed to prevent conduct which is in contravention of Section 17(j) of the Investment Company Act of 1940 [15 U.S.C. 80q-17(j)3.

Section 2 - Definition

     (a) "Fund" means collectively or individually Lincoln National Variable Annuity Funds A and B.

     (b) "Advisor" means The Lincoln National Life Insurance Company, which is the investment advisor and principal underwriter for the Fund.

     (c) "Access person" means (1) any manager, officer or advisory person of the Fund, and (2) any director, officer or advisory person of the Advisor who, with respect to the Fund, makes any recommen-dation, participates in the determination of which recommendation should be made, or whose principal function or duties relate to the determination of which recommendation shall be made to any registered investment company with respect to the purchase or sale of securities for the Fund; or who, in connection with his duties, obtains any information concerning securities recommendations being made by such investment advisor to any registered investment company.

     (d)  "Advisory person" means

          (i) Any employee of the Fund, of the Advisor or of Lincoln National Corporation, who in connection with his regular functions or duties, makes, participates in, or obtains current information regarding any security transaction by or for the Fund, or whose functions or duties relate to the making of any recommendations regarding such transaction; and

          (ii) Any natural person in a control relationship to the Fund or to the Advisor who obtains information concerning current recommendations made to the Fund with regard to security transactions.

     (e)  "Manager" means each member of the Board of Managers of the Fund.

     (f) "Independent manager" means each Fund manager who is not an "interested person" of the Advisor under the provisions of Section 2(a)(19) of the Investment Company Act of 1940 [15 U.S.C. 80a-2(a)(19)].

     (g) A security is "to be considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     (h) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 [15 U.S.C. 78p] and the rules and regulations thereunder, except that the determination of direct and indirect beneficial ownership shall apply to all securities which an access person has or acquires.

     (i) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the investment Company Act of 1940, [15 U.S.C. 80a-2(a)(9)].
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     (j)  "Purchase or sale of a security" and "security transaction" includes, inter alia, the writing of an option to purchase or sell a security.

     (k) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940 C15 U.S.C. 80a-2(a)(36)], except that it shall not include securities issued by the government of the United States as defined in Section 2(a)(16) of the Investment Company Act [15 U.S.C. 80a-2(a)(16)] which definition includes: banker's acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies or short term debt securities. The term "security" includes any option right related to a security.

     (1) "Security held or to be acquired" by the Fund means any security as defined above which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or the Advisor for purchase by the Fund.

Section 2 - Exempted Transactions

     The prohibitions of Section 3 of this Code of Ethics shall not apply to:

     (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

     (b) Purchases or sales of securities which are not eligible for purchase or sale by the Fund;

     (c) Purchases or sales which are non-violational on the part of either the access person or the Fund;

     (d)  Purchases which are part of an automatic dividend reinvestment plan;

     (e) Purchases effected upon the exercise of the rights issued by an issuer or pro rata to all holders of a class of its securities, to-the extent such
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rights were acquired from such issuer, and sales of such rights so acquired;

     (f) Purchases or sales which are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities held or to be acquired by the Fund.

Section 3 - Prohibitions

     No access person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale:

     (a)  Is currently being considered for purchase or sale by the Fund; or

     (b)  Is currently being purchased or sold by the Fund.

Section 4 - Reports

     Except as provided below under "Exceptions," each access person shall report not later than ten (10) days after the end of a calendar quarter, each transaction during such calendar quarter in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security. Such transactions may involve any of the following:
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     (a)  A security in which the access person, the access person's spouse or minor children, or any relative residing in the access person's home, has any direct or indirect beneficial interest, including any beneficial interest through or by means of a trust for the benefit of any such person or company controlled by any such person.

     (b) A security in which the access person, the access person's spouse or minor children may, by reason of any agreement or understanding, vest or revest any beneficial interest in himself or herself, including by reason of being the settlor of a revocable trust.

     (c) A security whose purchase or sale was or may be controlled or influenced by the access person, including securities for the account of a trust of which the access person is a trustee.

     Exceptions
     ----------

     A. No report is required of security transactions of any account over which the access person does not have any direct or indirect influence or control.

     B. Independent managers who would be required to make a report solely by reason of being a manager are required only to report those security transactions where such manager knew or, in the ordinary course of fulfilling his official duties as a manager of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the manager, such security is or was purchased or sold by or on behalf of the Fund or such purchase or sale is or was considered by the Fund or the Advisor. No manager shall be presumed to know such matters solely by reason of his being a manager or serving on any committee of the Board of Managers.

     Form of Report
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     Each report shall be made on a form provided for this purpose. A copy of the report form is attached hereto. All relevant information must be completed as to each transaction. Until further notice, all reports shall be filed with William P. Zeh, Senior Vice President, Lincoln National Investment Management Company. Please mail this form to William P. Zeh, Mail Location Code 0667, 111 West Washington Street, Chicago, Illinois 60602.

     An access person need not file a report under this Code of Ethics if such person has made a report of personal transactions under another Code of Ethics; provided, however, that the persons charged with compliance with this Code of Ethics have access to such reports.

     Use of the Form
     ---------------

     The filed report will be reviewed by the compliance officers of the Fund and of the Advisor. It will be confidential and subject only to disclosure to the SEC staff as required by law pursuant to a periodic, special or other examination. The reports of persons other than independent managers may be disclosed to other senior officers of the Fund or of the Advisor or to legal counsel as deemed necessary for compliance purposes and to otherwise administer the Code of Ethics. Reports of independent managers will be subject to disclosure only to the person with whom they are filed, the SEC staff as required by law, independent managers of the Fund involved, relevant committees composed of such managers, and the Fund's legal counsel (if such managers or such committees shall determine to-consult counsel in respect to any such report).

     Notwithstanding Section 4 of this Code of Ethics, an access person need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisor's Act of 1940.

     Section 5 - Sanction
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     On discovering a violation of this Code of Ethics, the Fund or the Advisor may impose such sanctions as it deems appropriate, including, inter alia , a
                                                              ----------
letter of censure or a suspension or termination of the employment of the violator. All material violations of this Code of Ethics and any sanctions imposed with respect hereto shall be reported periodically to the Board of Managers of the Fund.


     Sign, detach and return acknowledgement to Al Hoeppner, Equities Department, Lincoln National Life Insurance Company.



                                ACKNOWLEDGEMENT
                                ---------------

     I hereby acknowledge receipt and review of the Code of Ethics for Lincoln National Variable Annuity Funds A and B and for Lincoln National Life Insurance Company. I understand its provisions and its applicability to me.

     Signed: _______________________________  Date: _________________________

     Position: _____________________________

     Company: ______________________________
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                              CONSENT TO RELEASE
                       REPORTS OF PERSONAL TRANSACTIONS

     To:  Al Hoeppner

     I am reporting my personal securities transactions to William P. Zeh, Senior Vice President, Lincoln National Investment Management Company, under the Code of Ethics for _____________________________________________.
                                            (Name of Company or Fund)
     I hereby consent to having copies of all reports which I file made available so long as I am an access person with respect to Lincoln National Variable Annuity Funds A and B.



  Signed:  ____________________________________ Date _________________________